EXHIBIT 8(g)

                         AMENDMENT TO CUSTODIAN CONTRACT

      Agreement made by and between STATE STREET BANK AND TRUST COMPANY (the "Custodian") and SCUDDER GLOBAL FUND, INC. (the "Fund").

      WHEREAS, the Custodian and the Fund are parties to a custodian contract dated July 24, 1986 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

      WHEREAS, the Fund desires to amend the Custodian Contract to provide for the maintenance of its foreign securities, and cash incidental to transactions in such securities, in the custody of The Chase Manhattan Bank N.A. ("Chase") and the banking institutions and foreign securities depositories it employs for such purposes and to delete certain provisions of the Custodian Contract as originally stated;

      NOW, THEREFORE, in consideration of the mutual agreements contained in the Custodian Contract and herein, the Custodian and the Fund hereby amend the Custodian Contract and agree to the following terms and conditions and to amend the Custodian Contract as follows:

      1. The Fund hereby authorizes and instructs the Custodian to employ Chase as sub-custodian for the Fund's foreign securities, and cash incidental to transactions in such securities, on the terms and conditions set forth in the Sub-Custody Contract between the Custodian and Chase which is attached hereto as Exhibit "A" (the "Sub-Custody Contract"). Upon proper instructions to the Custodian the Fund may limit or terminate the use of Chase foreign sub-custodians.

      2. The Custodian hereby agrees to enter into the Sub-Custody Contract and to provide such services to the Fund and in accordance with such contract as necessary for foreign custody services to be provided pursuant thereto.

      3. Notwithstanding anything to the contrary in the Custodian Contract, the Custodian shall not be liable to the Fund for any loss, damage, cost, expense, liability or claim arising out of or in connection with the maintenance of custody of the Fund's foreign securities and cash by Chase or by any other banking institution or securities depository employed pursuant to the terms of the Sub-Custody Contract, except that the Custodian shall be liable for any such loss, damage, cost, expense, liability or claim to the extent attributable to the failure of the Custodian to exercise reasonable care in the performance of its duties thereunder. At the election of the Fund, the Fund shall be entitled to be subrogated to the rights of the Custodian under the Sub-Custody Contract with respect to any claims arising thereunder against Chase or any other banking institution or securities


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            depository employed by Chase if and to the extent that the Fund has not been made whole therefor.

      4. The Custodian assumes no responsibility and makes no representations as to the maintenance of foreign securities and cash pursuant to the terms of the Sub-Custody Contract, or as to whether such maintenance complies with all applicable rules, regulations, interpretations and orders of the Securities and Exchange Commission.

      5. Article II Section Q of the Custodian Contract is deleted in its entirety, and any reference to such section is of no further effect, and the provisions of the Custodian Contract as they may relate to the appointment of a foreign sub-custodian and the duties of such foreign sub-custodian shall be governed by this Amendment to the Custodian Contract.

      6. In all other respects the Custodian Contract shall remain in full force and effect except as amended hereby.


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

      IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 30th day of November, 1990.

                                   SCUDDER GLOBAL FUND, INC.


ATTEST:                            By: /s/ David S. Lee
                                      --------------------------------
                                        (Title)


/s/ Marilyn J. Hayes
---------------------------        STATE STREET BANK AND TRUST COMPANY
(Title)


ATTEST:                            By: /s/ Illegible
                                      --------------------------------
                                         Vice President

/s/ Illegible
---------------------------
Assistant Secretary


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